Exhibit 10.59

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made and entered into as of February, 2006 by and between Horizon Lines, Inc. (the “Company”), a Delaware corporation, and John W. Handy (the “Grantee”).

WHEREAS, a grant of Restricted Stock has been offered by the Company to the Grantee as an inducement for the Grantee to become an employee of the Company or one of its Affiliates; and

WHEREAS, the Grantee has accepted employment with the Company or one of its Affiliates as of the effective date hereof;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Upon Grantee’s agreement hereto, and upon his commencement of employment with the Company or one of its Affiliates, and pursuant to the terms of this Agreement, Grantee is hereby granted 70, 000 (seventy thousand) shares of the common stock of the Company (the “Restricted Stock”) subject to the following terms and conditions:

a.	All 70,000 shares shall vest in the Grantee if and only if Grantee shall have been continuously employed by the Company or one of its Affiliates for a period of five years from the effective date hereof; to wit, until February 1, 2011.

b.	During said five-year period, Grantee shall have the right to receive dividends on said Restricted Stock to the extent dividends are paid by the Company on its authorized and issued common shares to its shareholders of record, and subject to the flowing schedule:

i.	On February 1, 2007 for 14,000 shares
ii.	On February 1, 2008 for 28,000 shares
iii.	On February 1, 2009 for 42,000 shares
iv.	On February 1, 2010 for 56,000 shares

Such dividends to be paid at the same rate and at the same time as such dividends are paid by the Company on its authorized and issued shares. However, said dividends are to be paid into an interest-bearing escrow account to be held until Grantee shall have met the requirements for the vesting of the Restricted Stock, at which time the accumulated dividends and all interest thereon shall be disbursed to the Grantee by the escrow agent.

2.

Ml other terms, conditions, definitions and requirements applicable to this Agreement are contained in the Company’s Equity Incentive Plan which is hereby incorporated by reference and made a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Company’s Equity Incentive Plan the terms of this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1 day of February, 2006.

HORIZON LINES, INC.		JOHN W. HANDY

By:	/s/ Charles G. Raymond	/s/ John W. Handy
Title:	President and CEO